Exhibit 99.1

News Announcement

For more information contact:

Omar Choucair

Chief Financial Officer

DG

972/581-2000

JoAnn Horne

Market Street Partners

415/445-3233

DG TO ACQUIRE EYEWONDER FROM LIMELIGHT NETWORKS

Dallas, TX — August 30, 2011 — DG  (NASDAQ:DGIT), a leading provider of digital media solutions and technology to the advertising, entertainment and broadcast industries, today announced a definitive agreement to acquire Limelight Networks, Inc.’s  (NASDAQ:LLNW) EyeWonder video and rich media advertising unit for approximately $66 million in cash.  The transaction enhances DG’s position as a leading provider of interactive digital advertising products and services, and is expected to be accretive to DG’s 2012 GAAP EPS.

“This deal is another step forward in expanding DG’s presence in the fast-growing Internet advertising vertical,” said Scott Ginsburg, Chairman and CEO of DG. “The combination of MediaMind, Unicast and EyeWonder brings together a highly qualified roster of professionals, a complementary footprint of offices and geographic locations, along with innovative technologies to connect advertisers and agencies with the most desirable audiences on a worldwide basis.”

EyeWonder is a leading provider of interactive digital advertising products and services, including online video and rich media solutions, serving Fortune 1000 companies and premium marketers around the globe.  In addition to helping advertisers, interactive agencies and content publishers create, build, track and optimize campaigns, EyeWonder is recognized globally for its technological expertise around targeting.  EyeWonder Predictive Behavioral Targeting served over 3.5 billion targeted impressions in the most recent quarter.

“To fulfill our vision of converging TV and online media, we require a strong global position in online advertising,” said Neil Nguyen, President and COO of DG.  “By joining EyeWonder with Unicast and MediaMind we are strategically establishing an online media powerhouse.  We are delighted to welcome our new colleagues to DG.”

DG expects EyeWonder to generate revenues of approximately $36 million to $37 million for full year 2011.  In addition, the Company anticipates realizing $7.0 million in cost synergies in the first twelve months following the close of the EyeWonder transaction.  Subject to customary closing terms and conditions the transaction is expected to close on September 1, 2011.

Bank of America Merrill Lynch acted as financial advisor to DG.

About DG

DG FastChannel®, Inc. (now known as DG) provides innovative technology-based solutions to the advertising, broadcast and publishing industries.  Through its television unit, including the MIJO, Treehouse and SourceEcreative brands, the Company serves more than 5,000 advertisers and agencies through a media distribution network of more than 28,000 radio, television and print publishing destinations throughout the United States, Canada and Europe.  DG’s internet division, comprising MediaMind, EyeWonder and Unicast, provides data driven digital advertising solutions to more than 9000 brand owners, using approximately 3,800 media and creative agencies across 8,200 web publishers in

64 countries.  DG utilizes satellite and internet transmission technologies, creative and production resources, digital asset management and syndication services that enable advertisers and agencies to work faster, smarter and more competitively.  DG extends its benchmark of excellence to a wide roster of services ranging from custom rich media solutions and interactive marketing to direct response marketing and global creative intelligence.  For more information, visit www.DGit.com.

Forward-Looking Statements

This release contains forward-looking statements relating to the Company. These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected.  Such risks and uncertainties include the Company’s ability to integrate recent acquisitions and other risks relating to DG’s business which are set forth in the Company’s filings with the Securities and Exchange Commission.  DG assumes no obligation to publicly update or revise any forward-looking statements.